Exhibit 99.1

News Release	For Immediate Release

January 17, 2008	For Additional Information
Greer Bancshares Incorporated	Contact: Ken Harper
1111 West Poinsett Street	Phone: (864) 848-5104
Greer, SC 29650

Greer Bancshares Incorporated Reports Fourth Quarter

And Annual 2007 Earnings

GREER, SC—Greer Bancshares Incorporated, the parent company of Greer State Bank, today reported net income of $857,866 or 34 cents per diluted share for the quarter ended December 31, 2007, compared to $991,071 or 39 cents per diluted share for the fourth quarter of 2006, a decrease in net income of 13.4%. Net income for calendar year 2007 was $2,605,625 or $ 1.04 per diluted share, down 17.4% from $3,152,806 or $ 1.25 per diluted share for calendar year 2006.

Greer State Bank’s balance sheet increased 8.4% in 2007, ending the year with Total Assets of $390 million, up $30 million from the $360 million at year end 2006. Total loans increased 7% to $263 million, and total deposits increased 2% to $245 million.

“2007 was a challenging year for Greer State Bank, primarily as a result of a second quarter loss associated with the termination of our asset based lending program, lower loan growth than anticipated, and deeper cuts in Fed Funds rates than originally projected, according to Ken Harper, President of Greer State Bank. “However, the Bank has made significant progress in terms of high-quality staff additions, the replacement of $16 million of brokered deposits with core deposit growth, and a strengthening of the balance sheet through the enhancement of our allowance for loan losses. We have successfully opened a loan production office on Batesville Road on the east side of Greenville in September of 2007, and look for the staff at this office to be a catalyst for the broadening of our loan and deposit footprint.” Harper concludes, “It appears that from all indications, 2008 will also be a challenging year, given the current state of our economy, and bearish forecasts for the near term. But we are fortunate to operate in a growth market, and look forward to capitalizing on opportunities that will serve to enhance shareholder returns.”

Greer State Bank is now in its twentieth year of operations and serves the greater Greer community with three branch offices and one loan production office, and a fourth branch office in the Taylors community. Greer Bancshares Incorporated is quoted on the Over-the-Counter Bulletin Board under the symbol GRBS.

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The Company cautions readers that the statements contained herein regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information herein.